INDEPENDENT AUDITORS' CONSENT



Board of Directors and Policy Holders
ReliaStar Bankers Security Variable Life Separate Account I:

We consent to the use in the Post-Effective Amendment No. 2 to Registration Statement on Form S-6 (File No. 333-19123) of ReliaStar Bankers Security Variable Life Separate Account I filed under the Securities Act of 1933 of our report dated January 31, 1997 on the audit of the financial statements of ReliaStar Bankers Security Variable Life Separate Account I as of December 31, 1996 and for each of the two years in the period then ended and our report dated March 31, 1997 on the audit of the financial statements of ReliaStar Bankers Security Life Insurance Company as of and for the years ended December 31, 1996 and 1995 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
July 30, 1997